Exhibit 99.1

Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com

CARDICA ANNOUNCES FISCAL 2012 SECOND QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – February 6, 2012 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal second quarter ended December 31, 2011. Cardica's management will host a conference call at 4:30 p.m. Eastern Time today to discuss the financial results and provide an update on the company's business.

“We continue to make progress on bringing our MicroCutter product line to the marketplace,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “We look forward to completing development of the XCHANGE™ 30 device, a cartridge-based stapler with a 5-mm diameter shaft, and applying the CE mark during the quarter. We expect to both resume the trial and to begin booking European commercial sales in the second quarter of this calendar year.”

“For our cardiac surgery business, we are beginning to see the results of Chris Littel’s leadership efforts in the sales and marketing arena, and we expect to see continued progress as we recently increased our staff to include four sales representatives at the beginning of January 2012 for the first time in several months,” continued Dr. Hausen. “We anticipate returning to the $1 million in sales per quarter for our cardiac business with the current staffing and look forward to our renewed efforts to work directly with cardiothoracic surgeons to deliver the benefits of less invasive cardiac surgery with Cardica’s unique and novel technology.”

Recent Highlights and Accomplishments

●	Reprioritized the development activities of the MicroCutter product line to emphasize the development of the MicroCutter XCHANGE 30;

●
Completed the second MicroCutter™ milestone under Cardica’s distribution agreement and loan commitment with Century, which allowed Cardica to draw the remaining $2 million of the $4 million loan commitment from Century;

●	Surpassed a key corporate and commercial milestone with 25,000 PAS-Port® Proximal Anastomosis Systems deployed worldwide;

●	Increased cumulative worldwide shipments of PAS-Port Systems to over 26,000 units, with 1,027 units shipped in the fiscal 2012 second quarter; and

●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 12,600 units, with 251 units shipped in the fiscal 2012 second quarter.

Fiscal 2012 Second Quarter and Six Months Ended December 31, 2011 Financial Results
Total product sales were approximately $0.8 million for the fiscal 2012 second quarter compared to $1.1 million for the same period of fiscal 2011. License and development revenue was $84,000 in both the fiscal 2012 and fiscal 2011 second quarters. License and development revenue for both the fiscal 2011 and fiscal 2012 quarters was related to the August 2010 license agreement with Intuitive Surgical. Total net revenue was approximately $0.9 million for the fiscal 2012 second quarter compared to $1.2 million for the fiscal 2011 second quarter. Cost of product sales was approximately $1.1 million for the fiscal 2012 second quarter compared to $1.0 million for the fiscal 2011 second quarter.

Research and development expenses were approximately $1.5 million for the fiscal 2012 second quarter, compared to $2.0 million for the same period of fiscal 2011. Selling, general and administrative expenses were approximately $1.5 million for the fiscal 2012 second quarter compared to $1.6 million for the fiscal 2011 second quarter.

The net loss for the fiscal 2012 second quarter was approximately $3.2 million, or $0.12 per share, compared with a net loss of approximately $3.3 million, or $0.13 per share, for the fiscal 2011 second quarter.

Total product sales were approximately $1.6 million for the six months ended December 31, 2011 compared to $2.1 million for the same period of fiscal 2011. Total net revenue for the six months ended December 31, 2011 was approximately $1.8 million compared to approximately $11.2 million for the same period of fiscal 2011. Total net revenue for the fiscal 2011 six month period included $9.1 million related to a license agreement with Intuitive Surgical for a royalty-bearing license to Cardica’s “staple-on-a-strip” technology for the field of robotics.

Total operating costs and expenses for the six months ended December 31, 2011 were approximately $8.0 million compared to $8.4 million for the six months ended December 31, 2010. Net loss for the first six months of fiscal 2012 was approximately $6.2 million, or $0.23 per diluted share, compared to net income of $2.9 million for the first six months of fiscal 2011, or $0.12 per diluted share.

Cash and short term investments at December 31, 2011 were approximately $7.6 million compared with $9.1 million at September 30, 2011. As of December 31, 2011, there were approximately 27.2 million shares of common stock outstanding.

Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-730-5767 from the United States and Canada or 857-350-1591 internationally. The conference ID is 42357720. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through February 13, 2012, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 20015674.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System, for coronary artery bypass graft (CABG) surgery and has shipped over 38,000 units throughout the world. In addition, Cardica is developing the Cardica MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a 5 millimeter shaft diameter, and the Cardica MicroCutter XPRESS 30, a true multi-fire laparoscopic stapling device designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter products require 510(k) review and are not yet commercially available in the U.S. The Cardica MicroCutter XCHANGE 30 and XPRESS 30 are not currently commercially available.

Forward-Looking Statements
This press release contains "forward-looking" statements, including all statements regarding the continued development, and application of the CE mark to the MicroCutter XCHANGE 30, as well as Cardica’s expectations regarding future sales of its cardiac products. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “look forward,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica's results to differ materially from those indicated by these forward-looking statements, including that the European clinical trial may not be commenced or completed on schedule, or at all, due to events or difficulties in the development of the microcutter products; that Cardica may not complete the development of its planned microcutter product line on its anticipated timeframe, or at all, due to regulatory, technical, manufacturing or financial difficulties; that Cardica's sales, marketing and distribution strategy and capabilities may not be sufficient or successful to return sales in the cardiac business to $1 million per quarter; that Cardica requires substantial additional capital which, if not obtained, may prevent it from completing the development and commercialization of its microcutter products; as well as other risks detailed from time to time in Cardica's reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica's reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue
Product sales, net	$811	$1,094	$1,578	$2,089
License and development revenue	84	84	168	9,109
Royalty revenue	17	16	36	38
Total	912	1,194	1,782	11,236

Operating costs and expenses
Cost of product sales	1,078	961	1,905	1,905
Research and development	1,482	1,972	3,039	3,347
Selling, general and administrative	1,483	1,611	3,024	3,106
Total operating costs and expenses	4,043	4,544	7,968	8,358

Income (loss) from operations	(3,131)	(3,350)	(6,186)	2,878
Interest and other income	1	17	1	23
Interest expense	(56)	-	(56)	(11)
Net income (loss)	$(3,186)	$(3,333)	$(6,241)	$2,890

Basic and diluted net income (loss) per share	$(0.12)	$(0.13)	$(0.23)	$0.12

Diluted net income (loss) per share	$(0.12)	$(0.13)	$(0.23)	$0.11

Shares used in computing net income (loss) per share
Basic	27,095	25,396	26,950	25,009
Diluted	27,095	25,396	26,950	27,183

Balance Sheets
(amounts in thousands)
	December 31,	June 30,
	2011	2011
Assets	(unaudited)
Cash and cash equivalents	$7,605	$9,325
Accounts receivable	322	327
Inventories	527	840
Other assets	2,597	978
Total assets	$11,051	$11,470

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,118	$1,494
Deferred revenue - short term	738	738
Deferred revenue - long term	1,819	376
Long term debt	2,420	-
Total stockholders' equity	3,956	8,862
Total liabilities and stockholders' equity	$11,051	$11,470